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                                                                    EXHIBIT 99.1

PRESS RELEASE

LASON Reports Continued Focus On Core Business - Announces Intent To Sell Additional Non-Core Operations Including its Consolidated Reprographics and Ace Reprographics Business Units on Form 8-K

TROY, Mich.--(BUSINESS WIRE)--September 6, 2001--Lason, Inc. (OTC:LSONE - news) today announced that in a continuing effort to focus on its core image and data capture and management and output services in North America it plans to sell several additional business units, including its Consolidated Reprographics ("CR") and Ace Reprographics ("ACE") operations. The non-core business units identified for sale had unaudited 2000 annual revenues of approximately $55 million. Lason has retained the investment banking firm of Brown, Gibbons, Lang & Company to assist in the disposition of the CR and ACE businesses.

Ronald D. Risher, President and Chief Executive Officer of Lason, Inc. stated "While CR and ACE have been strong performers for the Company they provide Lason's core operations with limited opportunities for additional cost reductions or operational synergies. We believe that through the sale of the several additional non-core business units, with possible sale proceeds of up to $60-$65 million, we will be able to continue to focus on our primary objectives of reducing our cost structure, de-leveraging our balance sheet and generating additional working capital to execute on our restructuring plan."


About the Company

LASON is a leading provider of integrated information management services, transforming data into effective business communication, through capturing, transforming and activating critical documents. LASON has operations in the United States, Canada, Mexico, India and the Caribbean. The company currently has over 85 multi-functional imaging centers and operates over 60 facility management sites located on customers' premises. LASON is available on the World Wide Web at http://www.lason.com/.

This press release, other than historical financial information, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii)

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variations in quarterly results, (iii) the assimilation of acquisitions, (iv)
the management of the Company's growth and expansion, (v) dependence on major customers, dependence on key personnel, (vi) development by competitors of new or superior products or services, or entry into the market of new competitors,
(vii) fluctuations in paper prices, (viii) reliability of the Company's data,
(ix) volatility of the Company's stock price, (x) changes in the business services outsourcing industry, (xi) significance of intangible assets, (xii) changes related to compensatory stock options, (xiii) management's ability to successfully complete its restructuring and repositioning initiatives, (xiv) any financial and legal effect of the class action litigation, and (xv) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact:

     Lason, Inc.
     Douglas S. Kearney, 248/597-5800
     www.lason.com